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Exhibit 10.05

NEW FRONTIER MEDIA, INC.
SUMMARY OF
DIRECTOR COMPENSATION ARRANGEMENTS

        Each director who is not a New Frontier Media, Inc. employee receives for performance to the company of general board of director services, including attendance at regular and special board meetings, an annual fee of $80,000, payable in equal quarterly installments. Each such director receives an additional annual fee of $7,500 for each currently constituted board committee on which the director serves, and the chairman of each such committee receives an additional annual fee of $2,500 for such service. If at any time the board deems it appropriate to form a new board committee, the independent members of the board shall, in their sole discretion, determine appropriate compensation for directors performing such additional services. Each director is also reimbursed for reasonable expenses incurred in connection with the services provided as a member of the board and its committees. Each director may also receive discretionary share-based compensation awards as recommended from time to time by the board's Compensation Committee and approved by a majority of the then independent members of the board of directors.

        Directors are not permitted to sell or otherwise transfer shares of our common stock while serving as a director if the result would be to reduce the beneficial ownership to below 20,000 shares, and directors are not permitted to sell any shares unless they were acquired two years prior to any such sale.

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NEW FRONTIER MEDIA, INC. SUMMARY OF DIRECTOR COMPENSATION ARRANGEMENTS